Exhibit 99.1

PolarityTE Reports Third Quarter Financial Results and Provides Business Update

PolarityTE to host conference call and webcast today, November 10, 2021, at 8:30 a.m. ET

SALT LAKE CITY, November 10, 2021 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today provided a business update and reported financial results for the three and nine-month periods ended September 30, 2021.

Recent Business and Financial Updates

●	Based on recent informal interactions with FDA regarding certain chemistry, manufacturing, and control (CMC) issues related to the proposed potency assay for SkinTE®, the Company believes that its complete response to FDA’s clinical hold correspondence will be submitted by year end.
●	The Company continues to engage clinical trial sites and expects to be prepared to commence a pivotal study under the IND in short order if FDA accepts the IND following the submission of the Company’s complete response.
●	On October 26, 2021, the U.S. Patent and Trademark Office issued a Notice of Allowance in U.S. Application No. 15/650,659, which covers additional methods using the Company’s minimally polarized functional unit (MPFU) technology. This is the Company’s third patent allowance in the United States. The Company was also granted Chinese Patent No. ZL 201580075326.3 on September 3, 2021, received a Notification Prior to Acceptance for Israeli Patent Application No. 252613 on July 25, 2021, and was granted Philippines Patent No. 1/2017/501009 on August 26, 2021. The Chinese patent covers skin-regenerative compositions utilizing the Company’s MPFU technology as well as methods of making a skin-regenerative composition utilizing the MPFU technology. The Israeli application and the patent in the Philippines each cover skin-regenerative compositions utilizing the Company’s MPFU technology. The Company continues to pursue additional patent applications in the United States and abroad related to its regenerative technologies, including SkinTE.
●	Cash used in operations for the three months ended September 30, 2021 was $4.6 million, or an average of $1.5 million per month, representing a 32% reduction from the comparable period in 2020.
●	Operating loss for the nine months ended September 30, 2021, was $24.2 million, an improvement of 35% from the operating loss of $37.4 million for the comparable period in 2020.
●	The Company had cash and cash equivalents of $27.4 and working capital of $24.9 million at September 30, 2021.

Richard Hague, Chief Executive Officer, commented, “We are encouraged by the feedback we have received from the FDA regarding our IND for SkinTE, and we are on track to submit our complete response to the Agency by year end. Additionally, we are making good progress preparing for the launch of our first pivotal study and we believe if FDA accepts our IND that we can enroll our first patient shortly after approval. We are also pleased with the continued growth of our intellectual property portfolio, and we are executing on these fronts while demonstrating good discipline with respect to managing our capital efficiently.”

Financial Results for the Period Ended September 30, 2021

There have been significant changes in the Company’s operations affecting its results of operations for the three and nine-month periods ended September 30, 2021, compared to the three and nine-month periods ended September 30, 2020.

SkinTE was registered and listed with the FDA in August 2017 based on the Company’s determination that SkinTE should be regulated solely under Section 361 of the Public Health Service Act and Part 1271 of Title 21 of the Code of Federal Regulations (i.e., as a so-called 361 HCT/P) and that, as a result, no premarket review or approval by the FDA was required. The Company proceeded to develop sales and manufacturing capabilities for SkinTE and focused on advancing commercialization of SkinTE. The Company began a regional commercial rollout of SkinTE in October 2018, and while it was marketed it was used in complex wounds, such as diabetic foot ulcers penetrating to tendon, capsule, and bone classified, Stage 3 and 4 pressure injuries, and acute wounds. Given the Company’s significant real-world experience with the application of SkinTE and several supporting publications, the Company believes SkinTE could significantly improve clinical outcomes. Following informal, voluntary discussions between the Company and the FDA the Company was advised by the FDA in April 2020 that its preliminary assessment is that SkinTE does not meet the requirements to be regulated solely as a 361 HCT/P. Rather, the FDA’s preliminary assessment was that SkinTE is a biological product that should be regulated under Section 351 of the Public Health Service Act. The Company re-evaluated its regulatory approach and determined it is prudent to submit an IND for SkinTE and an eventual BLA rather than engage in a protracted dispute with the FDA. On July 23, 2021, the Company submitted an IND through its subsidiary and the Company’s business resources and activities are now focused primarily on advancing its IND, including addressing a clinical hold on our IND imposed by the FDA on August 20, 2021. The Company ceased selling SkinTE at the end of May 2021, when the period of enforcement discretion previously announced by the FDA with respect to its IND and premarket approval requirements for 361 HCT/Ps came to an end. As a result, the Company generated revenues from the sale of SkinTE and related sales, marketing, and administrative expenses related to that sales effort during the three and nine months ended September 30, 2020, which were not present during the period beginning in June 2021 and ending September 30, 2021.

Arches Research, Inc. a subsidiary of the Company (“Arches”) began offering COVID-19 testing services in May 2020 under 30-day renewable testing agreements with multiple nursing home and pharmacy facilities in the state of New York controlled by a single company, which substantially added to the Company’s services net revenues in the last seven months of 2020 and first three months of 2021. When the New York nursing homes and pharmacies adopted on-site employee testing at the end of March 2021, the Company’s COVID-19 testing revenues declined substantially, and on or about August 17, 2021, the Company decided to cease COVID-19 testing.

The COVID-19 pandemic had a significant adverse effect on the preclinical research services offered by IBEX Preclinical Research, Inc., a subsidiary of the Company (“IBEX”) in 2020, but there has been a resurgence in that business during the first nine months of 2021. The increase in revenues from IBEX services helped to offset the loss of COVID-19 testing revenues in the second and third quarters of 2021. Nevertheless, revenues from the Company’s services business declined 63% in the third quarter of 2021 compared to the first quarter of the year. Due to the circumstances described above, the Company expects revenues from its services business will be derived primarily from IBEX’s preclinical research and veterinary sciences business for the remainder of 2021.

As a result of the foregoing developments, the Company made a number of changes to its operations that impacted results of operations. These included reductions in the Company’s work force in 2020 and 2021, and reducing the services and infrastructure needed to support a larger work force and commercial sales effort.

Comparison of the three months ended September 30, 2021, and the three months ended September 30, 2020

Net Revenues. Net revenues decreased $2.2 million, or 67%, for the three months ended September 30, 2021, compared to the same period in 2020.

Products net revenues were $0 for the three months ended September 30, 2021, compared to $1.2 million for the three-month period ended September 30, 2020. We will not engage in any products sales activity in the fourth quarter of 2021, so the only products net revenues we may recognize in that period or subsequent, foreseeable periods are nominal amounts collected on accounts for product shipped prior to the end of May 2021 that were not previously recognized because of concerns with collectability.

Net revenues from services decreased by 49% for the three-month period ended September 30, 2021, compared to the corresponding period in 2020. The substantial majority of the Company’s services net revenues in the third quarter of 2021 were generated by IBEX’s preclinical research and veterinary sciences business due to the decline in the Company’s COVID-19 testing business and cessation of that testing business in August 2021. At this time, the Company does not plan to offer COVID-19 testing in the future, so services net revenues in future periods will be generated through research services excluding COVID-19 testing that the Company has offered, historically.

Cost of Sales. Cost of sales decreased $0.7 million, or 53%, for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. There were no costs of sales attributable to products net revenues in the third quarter of 2021 because the Company ceased SkinTE sales in the second quarter of 2021. Cost of sales for services revenues decreased 44% period over period for the three months ended September 30, 2021, compared to the three months ended September 30, 2020, which is primarily attributable to the decline in the Company’s COVID-19 testing business and cessation of that testing business in August 2021.

Operating Costs and Expenses. Operating costs and expenses decreased $2.7 million, or 25%, for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The reduction in operating costs and expenses is attributable to reductions in general and administrative expenses and sales and marketing expenses that were partially offset by increases in research and development expenses and restructuring and other charges.

Research and development expenses increased 43% period over period for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The substantial increase in the three-month period ended September 30, 2021, is primarily attributable to an increase in lab supply costs and consulting services for work on the CMC elements of the Company’s IND and re-allocation of costs for manufacturing supplies and compensation following the cessation of SkinTE sales from products cost of goods, general and administrative expenses, and sales and marketing expenses to research and development costs.

The Company effectuated a substantial reduction in work force for its commercial operations in May 2020 and in May 2021. Consequently, there were significant reductions in cash compensation, stock compensation, consulting fees, and travel expense. As the Company pared down its staff and sales activity, the Company also reduced expenses related to a larger operation by terminating its lease for the Utah corporate office in September 2020 and ceasing operations at its satellite manufacturing facility in Georgia in the fourth quarter of 2020. Furthermore, with the cessation of SkinTE sales the Company re-allocated manufacturing supplies and compensation from general and administrative expenses to research and development costs. The cost cutting measures and re-allocation of costs described above are the primary causes of a 41% decrease in general and administrative expense period over period for the three months ended September 30, 2021, compared to the three months ended September 30, 2020.

When the Company reduced its commercial sales team and related commercial activities beginning in May 2020 and May 2021, the Company also took steps to reduce staff and consultants in sales and marketing. With the cessation of SkinTE sales several employees who supported sales and marketing moved into new roles in research and development, so their compensation was allocated to research and development. Consequently, there were significant reductions in cash compensation, stock compensation, consulting fees, and travel expense, which resulted in a 94% decrease in sales and marketing expense for the three months ended September 30, 2021, compared to the three months ended September 30, 2020.

In the three-month period ended September 30, 2021, the Company paid severance and recognized costs for adjustment of equity awards arising from the reduction in force the Company implemented at the end of May 2021, which were recorded as restructuring and other charges. The Company did not have restructuring charges in the three-month period ended September 30, 2020.

Operating Loss and Net Loss. Operating loss decreased $1.2 million, or 14%, for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Net loss decreased $6.1 million, or 86%, for the three months ended September 30, 2021, compared to the three months ended September 30, 2020.

Warrants issued in connection with financings the Company completed in January 2021 are classified as liabilities and remeasured each period until settled or until classified as equity. As a result of the periodic remeasurement the Company recorded a gain for change in fair value of common stock warrant liability of $6.4 million for the three months ended September 30, 2021, compared to a gain of $1.5 million for the three months ended September 30, 2020.

Comparison of the nine months ended September 30, 2021, and the nine months ended September 30, 2020

Net Revenues. Net revenues increased $1.8 million, or 28%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

Products net revenues of $2.9 million were the same for the nine months ended September 30, 2021, as they were for the six months ended June 30, 2021, due to the cessation of the Company’s commercial sales operation for SkinTE at the end of May 2021. As a result of the cessation of the Company’s commercial sales operation, products net revenues increased only 16% for the nine months ended September 30, 2021, compared to the corresponding period in 2020. The Company expects products net revenues for fiscal year 2021 will remain essentially unchanged from the amount recorded for the six-month period ended June 30, 2021, except for nominal amounts we may collect on accounts for product shipped prior to the end of May 2021 that were not previously recognized because of concerns with collectability.

The mix of business activity generating services net revenues changed from a majority of service revenues generated by COVID-19 testing in the nine months ended September 30, 2020, to a majority of service revenues generated by preclinical research services in the nine months ended September 30, 2021. Service revenues generated by the Company’s preclinical research services business in the nine months ended September 30, 2021, were substantially higher than the comparable period in 2020, as this business activity experienced a strong recovery from the poor results in 2020 attributable to the COVID-19 pandemic. Our COVID-19 testing services were a significant contributor to overall services revenues only in the first three months of 2021. As a result of these developments net revenues from services increased by 36% for the nine months ended September 30, 2021, compared to the corresponding period in 2020.

Cost of Sales. Cost of sales increased $1.0 million, or 35%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. This increase is a result of a 70% increase in the cost of sales for services revenues during the first nine months of 2021 that is primarily a result of the increase in business generated by the Company’s preclinical research services, which was only partially offset by lower cost of sales arising from the fall-off in its COVID-19 testing business after March 2021 and the elimination of cost of sales for its products business during the four-month period ended September 30, 2021, resulting from the cessation of SkinTE sales at the end of May 2021.

Cost of sales attributable to products net revenues was the same for the nine months ended September 30, 2021, as it was for the six months ended June 30, 2021, due to the cessation of the Company’s commercial sales operation for SkinTE at the end of May 2021. For the nine-month period ended September 30, 2021, cost of sales for products revenues decreased 46% period over period compared to the nine months ended September 30, 2020, even though revenues were higher in 2021 for the nine-month period, which is attributable to the economies of scale the Company achieved in the first five months of 2021 by selling product for larger wound sizes in 2021 compared to 2020 and the elimination of products cost of sales during the four-month period ended September 30, 2021.

Operating Costs and Expenses. Operating costs and expenses decreased $12.3 million, or 30%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The reduction in operating costs and expenses is attributable to reductions in general and administrative expenses, sales and marketing expenses, and restructuring and other charges that were partially offset by increases in research and development expenses.

Research and development expenses increased 14% period over period for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The substantial increase in the nine-month period ended September 30, 2021 is primarily attributable to an increase in lab supply costs and consulting services for work on the CMC elements of the Company’s IND; re-allocation of costs for manufacturing supplies and compensation following the cessation of SkinTE sales from products cost of goods, general and administrative expenses, and sales and marketing expenses to research and development costs; and, the costs in pre-IND clinical trials that the Company concluded during the period.

As noted above, the Company effectuated a substantial reduction in force for its commercial operations in May 2020 and in May 2021. Consequently, there were significant reductions in cash compensation, stock compensation, consulting fees, and travel expense. As the Company pared down its staff and sales activity, the Company also reduced expenses related to a larger operation by terminating its lease for the Utah corporate office in September 2020 and ceasing operations at its satellite manufacturing facility in Georgia in the fourth quarter of 2020. Furthermore, with the cessation of SkinTE sales the Company re-allocated manufacturing supplies and compensation from general and administrative expenses to research and development costs. The cost cutting measures and re-allocation of costs described above are the primary causes of a 32% decrease in general and administrative expense period over period for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

When the Company reduced its commercial sales team and related commercial activities beginning in May 2020 and May 2021, the Company also took steps to reduce staff and consultants in sales and marketing. With the cessation of SkinTE sales several employees who supported sales and marketing moved into new roles in research and development, so their compensation was allocated to research and development. Consequently, there were significant reductions in cash compensation, stock compensation, consulting fees, and travel expense, which resulted in a 63% decrease in sales and marketing expense for the three months ended September 30, 2021, compared to the three months ended September 30, 2020.

The Company realized restructuring and other charges as a result of the transition to a clinical stage company, much of which was recognized in the nine-month period ended September 30, 2020. The reduction in force in March 2020 resulted in a severance charge of $0.5 million, and the subsequent reduction in May 2020 resulted in a charge of $0.6 million. In the second quarter of 2020 the Company also decided to abandon equipment in addition to the development of a vivarium research facility at the Company’s Salt Lake City location resulting in a charge of $1.5 million. By contrast, during the nine month-period ended September 30, 2021, the Company recognized a loss on impairment of property and equipment in the amount of $0.4 million and severance charges of $0.6 million, which were offset by a $0.3 million gain on the termination of the Company’s Augusta, GA satellite manufacturing facility lease. Consequently, there was a 73% decrease in restructuring and other charges for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

Operating Loss and Net Loss. Operating loss decreased $13.1 million, or 35%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. Net loss decreased $11.2 million, or 34%, for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020.

Warrants issued in connection with financings the Company completed in January 2021 are classified as liabilities and remeasured each period until settled or until classified as equity. As a result of the periodic remeasurement the Company recorded a gain for change in fair value of common stock warrant liability of $4.1 million for the nine months ended September 30, 2021, compared to a gain of $4.4 million for the nine months ended September 30, 2020.

When the PPP Loan was forgiven in June 2021, the Company recognized a gain on extinguishment of debt in the amount of $3.6 million. For the nine months ended September 30, 2021, this gain was offset by a day one loss on warrants issued in January 2021 of $5.2 million, which together with the change in fair value of common stock warrant liability, primarily accounts for the difference of $2.6 million between the Company’s operating loss and net loss for the nine months ended September 30, 2021.

Non-GAAP Financial Measure

The table below shows adjusted net loss, which is a non-GAAP measure that shows net loss before fair value adjustments relating to the Company’s common stock warrant liability and warrant inducement loss. The Company believes this measure is useful to investors because it eliminates the effect of non-operating items that can significantly fluctuate from period to period due to fair value remeasurements. For purposes of calculating non-GAAP per share metrics, the same denominator is used as that which was used in calculating net loss per share under GAAP.

Adjusted Net Loss Attributable to Common Stockholders

(in thousands - unaudited non-GAAP measure)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP Net Loss	$(1,021)	$(7,081)	$(21,619)	$(32,798)
Change in fair value of common stock warrant liability	(6,354)	(1,503)	(4,134)	(4,444)
Inducement loss on sale of liability classified warrants	–	–	5,197	–
Non-GAAP adjusted net loss attributable to common stockholders - basic	$(7,375)	$(8,584)	$(20,556)	$(37,242)
Gain from change in fair value of warrant liabilities	(174)	–	(27)	–
Non-GAAP adjusted net loss attributable to common stockholders - diluted	$(7,549)	$(8,584)	$(20,583)	$(37,242)
GAAP net loss per share attributable to common stockholders
Basic	$(0.01)	$(0.18)	$(0.27)	$(0.89)
Diluted	$(0.01)	$(0.18)	$(0.27)	$(0.89)

Non-GAAP adjusted net loss per share attributable to common stockholders
Basic	$(0.09)	$(0.22)	$(0.26)	$(1.01)
Diluted	$(0.09)	$(0.22)	$(0.26)	$(1.01)

Cash and Liquidity as of September 30, 2021

As of September 30, 2021, the Company had $27.4 million in cash and cash equivalents and working capital of approximately $24.9 million. The Company believes the cash and cash equivalents on its balance sheet will fund its business activities into the fourth quarter of 2022. In the third quarter of 2021 cash used in operating activities was $4.6 million, or an average of $1.5 million per month, compared to $6.8 million cash used in operating activities, or an average of $2.3 million per month, in the third quarter of 2020.

Conference Call and Webcast Details

The conference call can be accessed by calling 1-800-581-5838 (U.S. and Canada) or +44 (0)330 336 9104 (International) with confirmation code 612545 and referencing “PolarityTE Third Quarter 2021 Earnings Call”. A webcast of the conference call can be accessed by using the link below.

Earnings Call Webcast – CLICK HERE

A replay of the earnings conference call will be available for 30 days, beginning approximately one hour after the conclusion of the call and can be found by visiting PolarityTE’s website at https://www.polarityte.com/news-media/events, or by clicking on the link above.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering, and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. PolarityTE’s products, including SkinTE, are in the development stage, and are not approved or available for clinical use. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$27,351	$25,522
Accounts receivable, net	1,186	3,819
Inventory	–	883
Prepaid expenses and other current assets	2,384	992
Total current assets	30,921	31,216
Property and equipment, net	8,025	10,550
Operating lease right-of-use assets	1,411	2,452
Intangible assets, net	400	542
Goodwill	278	278
Other assets	225	472
TOTAL ASSETS	$41,260	$45,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,685	$4,148
Other current liabilities	2,053	2,106
Current portion of long-term notes payable	–	2,059
Deferred revenue	255	168
Total current liabilities	5,993	8,481
Common stock warrant liability	7,705	5,975
Operating lease liabilities	226	1,476
Other long-term liabilities	435	723
Long-term notes payable	–	1,517
Total liabilities	14,359	18,172

Commitments and Contingencies (Note 14)

STOCKHOLDERS’ EQUITY
Preferred stock - 25,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2021 and December 31, 2020	–	–
Common stock – $.001 par value; 250,000,000 shares authorized; 81,563,295 and 54,857,099 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	82	55
Additional paid-in capital	526,649	505,494
Accumulated deficit	(499,830)	(478,211)
Total stockholders’ equity	26,901	27,338
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$41,260	$45,510

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net revenues
Products	$–	$1,156	$2,924	$2,528
Services	1,116	2,181	5,438	4,008
Total net revenues	1,116	3,337	8,362	6,536
Cost of sales
Products	–	210	448	825
Services	634	1,142	3,275	1,925
Total cost of sales	634	1,352	3,723	2,750
Gross profit	482	1,985	4,639	3,786
Operating costs and expenses
Research and development	3,870	2,698	10,491	9,235
General and administrative	3,687	6,264	14,999	22,080
Sales and marketing	93	1,606	2,718	7,324
Restructuring and other charges	242	–	678	2,536
Total operating costs and expenses	7,892	10,568	28,886	41,175
Operating loss	(7,410)	(8,583)	(24,247)	(37,389)
Other income (expenses)
Gain on extinguishment of debt	–	–	3,612	–
Change in fair value of common stock warrant liability	6,354	1,503	4,134	4,444
Inducement loss on sale of liability classified warrants	–	–	(5,197)	–
Interest expense, net	(29)	(58)	(106)	(135)
Other income, net	64	57	185	282
Net loss	$(1,021)	$(7,081)	$(21,619)	$(32,798)

Net loss per share attributable to common stockholders
Basic	$(0.01)	$(0.18)	$(0.27)	$(0.89)
Diluted	$(0.01)	$(0.18)	$(0.27)	$(0.89)
Weighted average shares outstanding
Basic	81,284,678	38,761,141	79,367,407	36,743,864
Diluted	81,754,705	38,761,141	79,419,667	36,743,864

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21,619)	$(32,798)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	4,389	5,963
Depreciation and amortization	2,083	2,337
Amortization of intangible assets	142	142
Amortization of debt discount	–	17
Bad debt expense	99	–
Inventory write-off	747	–
Gain on extinguishment of debt – PPP loan	(3,612)	–
Change in fair value of common stock warrant liability	(4,134)	(4,444)
Inducement loss on sale of liability classified warrants	5,197	–
Loss on restructuring and other charges	321	–
Loss on abandonment and disposal of property and equipment	–	1,566
Loss on sale of property and equipment	7	–
Other non-cash adjustments	–	(21)
Changes in operating assets and liabilities:
Accounts receivable	2,534	(1,648)
Inventory	136	(655)
Prepaid expenses and other current assets	(1,392)	(332)
Operating lease right-of-use assets	1,011	1,348
Other assets	247	130
Accounts payable and accrued expenses	(456)	(2,349)
Other current liabilities	(29)	–
Deferred revenue	87	(73)
Operating lease liabilities	(1,082)	(1,353)
Net cash used in operating activities	(15,324)	(32,170)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(18)	(1,225)
Proceeds from sale of property and equipment	23	–
Purchase of available-for-sale securities	–	(14,144)
Proceeds from maturities of available-for-sale securities	–	16,945
Proceeds from sale of available-for-sale securities	–	16,171
Net cash provided by investing activities	5	17,747
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from term note payable and financing arrangements	1,028	4,630
Principal payments on term note payable and financing arrangements	(708)	(1,096)
Principal payments on financing leases	(413)	(376)
Net proceeds from the sale of common stock, warrants and pre-funded warrants	9,884	24,276
Proceeds from the sale of new warrants	1,002	–
Proceeds from warrants exercised	6,671	–
Proceeds from pre-funded warrants exercised	8	–
Cash paid for tax withholdings related to net share settlement	(355)	(114)
Proceeds from stock options exercised	3	31
Proceeds from ESPP purchase	28	40
Net cash provided by financing activities	17,148	27,391
Net increase in cash and cash equivalents	1,829	12,968
Cash and cash equivalents - beginning of period	25,522	10,218
Cash and cash equivalents - end of period	$27,351	$23,186

Supplemental cash flow information:
Cash paid for interest	$96	$139

Supplemental schedule of non-cash investing and financing activities:
Fair value of placement agent warrants issued in connection with offering	$838	$–
Reclassification of warrant liability to stockholders’ equity upon exercise of warrant	$8,964	$–
Unpaid tax liability related to net share settlement	$–	$5
Unpaid liability for acquisition of property and equipment	$–	$10
Accrued offering costs	$400	$–
Allocation of proceeds to warrant liability	$8,629	$11,677